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FORM 3
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                     -------------------------------
                              WASHINGTON D.C. 20549                                                                OMB
                                                                                                       ---------------------------
                                                                                                     OMB Number:  3235-0104
                                                                                                     Expires: December 31, 2001
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                 Estimated average burden.. .0.5
                                                                                                     hours per response
      Filed pursuant to Section 16(a) of the Security Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935                                -------------------------------
      or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1. Name of Address of           2.  Date of Event           4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*                Requiring Statement
Mouly            Daniel             (Month/Day/Year)               VASCO Data Security International, Inc.  (VDSI)
                                    04/25/01

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(Last)     (First)     (Middle)
      16 rue de l'Arsenal
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         (Street)               3. I.R.S. Identification    5. Relationship of Reporting Person (s) to  6. If Amendment, Date of
                                   Number of Reporting         Issuer                                      Original (Month/Day/Year)
                                   Person, if an entity             (Check all applicable)              7. Individual or Joint/Group
                                   (voluntary)              ____  Director        ____ 10%  Owner          Filing (Check Applicable
                                                            __X_  Officer (give   ____ Other (specify      Line
                                                                  title below)                         __X__ Form filed by One
                                                                                                              Reporting Person
                                                                                                       _____ Form filed by More One
                                                                                                             Reporting Person
                                                                Executive Vice President and
 Bordeaux,    France       33000                                Chief Technology Officer

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(City)       (State)      (Zip)                         TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security           2.  Amount of Securities    3.  Ownership                               4. Nature of Indirect
     (Instr. 4)                     Beneficially Owned          Form:  Direct                              Beneficial Ownership
                                    (Instr. 4)                  (D) or indirect
                                                                (I)  (Instr. 5)
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      COMMON STOCK                  123,239                     D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filled by more than one reporting person, See Instruction 5(b)(v).

                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY OMB CONTROL NUMBER.

                                                                 (OVER)
                                                                 SEC 1473 (3-99)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS,
                        OPTIONS, CONVERTIBLE SECURITIES)

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
1.  Title of Derivative Security   2.  Date Exer-          3.  Title and Amount of   4. Conver-  5.  Owner-  6. Nature of Indirect
     (Instr. 4                         cisable and             Securities Underlying    sion         Ship       Beneficial Ownership
                                       Expiration              Derivative Security      or           Form of    (Instr. 5)
                                       Date                    (Instr. 4)               Exercisee    Derivative
                                      (Month/Day/Year)                                  Price of     Security:
                                                                                        Deri-        Direct
                                                                                        vative       (D) or
                                                                                        Security     Indirect
                                                                                                     (I)
                                                                                                     (Instr.5)
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                                   Date        Expira-                     Amount
                                   Exer-       Tion              Title     Or
                                   Cisable     Date                        Number of
                                                                           Shares
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INCENTIVE STOCK OPTIONS            11/18/00(1) 11/18/09          COMMON    40,000       $3.00        D
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Explanation of Responses:
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(1) Options vest in four equal installments beginning on the anniversary of the grant date.

                        /s/ Daniel Mouly                         April 25, 2001
                        --------------------------------         ---------------
                        ** Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.